Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

LICENSE AND DEVELOPMENT AGREEMENT

This License and Development Agreement ("Agreement") is made effective as of [date] ("Effective Date") by and between Pendopharm, a division of Pharmascience Inc, located at 6111 Royalmount, Suite 100, Montreal, Quebec, H4P 2T4, Canada (hereinafter "Pendopharm"), and Edesa Biotech Inc., a Canadian corporation having its principal place of business at 100 Spy Court Markham, Ontario, L3R 5H6, Canada (hereinafter "Edesa").

RECITALS

WHEREAS, Edesa Controls the rights to certain intellectual property rights and know-how with respect to two novel agonists in specific formulations (EB02 Topical cream, EB03 Suppository and EB04);

WHEREAS, Edesa is planning to perform proof-of-concept clinical trials for EB02 and EB04;

WHEREAS, Pendopharm is a specialty pharmaceutical company active in the development and marketing of specialty pharmaceutical products in Canada;

WHEREAS, Pendopharm desires to obtain from Edesa certain exclusive rights to use the US Data Package (as hereinafter defined) and the New Drug Application ("NDA") created in respect of EB02, EB03 and EB04 to prepare a New Drug Submission ("NDS") to the competent Regulatory Authority in Canada, in order to obtain Marketing Authorization (as defined below) in Canada for EB02, EB03 and EB04;

WHEREAS, Pendopharm also desires to obtain certain exclusive rights with respect to importation, distribution, marketing and sale of EB02, EB03 and EB04 in the territory of Canada;

WHEREAS, Edesa is willing to (i) grant such exclusive right to use the US Data Package to Pendopharm and the NDA if Edesa owns or controls such NDA for use in the preparation of an NDS in the territory of Canada; and (ii) grant Pendopharm certain exclusive rights under its intellectual property rights and know-how with respect to importation, distribution, marketing and sale of EB02, EB03 and EB04 in the territory of Canada;

WHEREAS, Pendopharm is entering into this Agreement knowing that a complete US Data Package and NDA meeting the requirements of the FDA in order to obtain a Marketing Authorization for use of the Licensed Products will be available if and only if the proof of concept clinical trials are successful and Edesa can continue to raise further funds in future rounds of financing, otherwise Pendopharm acknowledges that a US Data Package and NDA may never be completed or available.

NOW, THEREFORE, Edesa and Pendopharm, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

In this Agreement, the below terms and expressions shall have the following meanings, and such meanings shall apply equally to both the singular and plural forms of the terms defined:

1.1. Definitions.

(a)
"Acceptance to Proceed" shall have the meaning set forth in Section 2.3.

(b)
"Affiliate" shall mean any corporation or other entity, which directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

(c)
"Agreement" shall mean this License and Development Agreement and its Exhibits.

(d)
"Alliance Manager" shall mean a representative appointed by each of the Parties responsible for the tasks set forth in Section 4.2(c).

(e)
"Applicable Law" shall mean all applicable law, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authority that may be in effect from time to time.

(f)
"Business Day" shall mean a day other than a Saturday or Sunday or any public holiday on which banking institutions in Toronto or Montreal, Canada, are closed for business.

(g)
"Calendar Quarter" shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

(h)
"Calendar Year" shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

(i)
"Cipher Agreement" shall mean the exclusive license agreement between the Cipher Pharmaceuticals Inc and Edesa dated as of June 15th 2016.

(j)
"Claim" has the meaning set forth in Section 7.3(b).

(k)
"Confidential Information" shall have the meaning set forth in Section 12.l(a).

(l)
"Control" shall mean, with respect to any item of Information, Regulatory Documentation, Patent, Licensed Technology or Intellectual Property Right,  possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the assignments, license and other grants of rights in this Agreement) to assign or grant a license, sublicense or other right to or under, such Information, Regulatory Documentation, Patent, Licensed Technology or Intellectual Property Right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

(m)
"Development" shall mean all activities related to preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance and quality control related to the foregoing manufacturing activities, clinical studies and post-approval studies, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of drug approval applications, regulatory affairs with respect to the foregoing and all other activities otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining marketing authorization. When used as a verb, "Develop" shall mean to engage in Development.

(n)
"Drug Master File" shall mean the drug master file filed with a Regulatory Authority with respect to the Licensed Products that will be created as development of the products occurs.

(o)
"Edesa" shall have the meaning set forth in the first and opening paragraph of this Agreement.

(p)
"Edesa License" shall have the meaning set forth in Section 5.1.

(q)
"Edesa IP Improvements" shall have the meaning set forth in Section 7.l(b).

(r)
"Effective Date" shall have the meaning set forth in the first and opening paragraph of this Agreement.

(s)
"EMA" shall mean the European Medicines Agency.

(t)
"Existing Edesa IP" shall have the meaning set forth in Section 7.l(a).

(u)
"FDA" means the United States Food and Drug Administration and any successor agency thereto.

(v)
"Field" shall mean human therapeutic use in the conditions of hemorrhoids and anal fissures.

(w)
"First Commercial Sale" shall mean, with respect to a Licensed Products in the Territory, the first commercial sale of such product after Marketing Authorization for such product has been granted by Health Canada.

(x)
"Health Canada" means the Canadian Federal Department known as Health Canada and any successor agency thereto.

(y)
"Indemnified Party" shall have the meaning set forth in Section 9.5.

(z)
"Information" shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information including study designs and protocols; assays and biological methodology; whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed, including the Regulatory Documentation.

(aa)
"Intellectual Property Rights" shall mean all rights in and to ideas, inventions, discoveries, know-how, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information in whatever form, including patents, utility patents, copyrights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, provided that such rights or property are considered as intellectual property according to the Applicable Law ("Intellectual Property").

(bb)
"Knowledge" and/or "known" shall mean, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge of a Party, the actual knowledge of the members of the management board of such Party.

(cc)
"Licensed Know-How" shall mean all Information not generally known to the public and not covered or claimed by published Licensed Patents, which Edesa owns, has under license, or otherwise Controls on the Effective Date and at all times during the Term necessary for Pendopharm to exploit the Licensed Products and Licensed Patents.

(dd)
"Licensed Patents" shall mean all existing or future regular, continuation, divisional, continuation-in-part, re-exam, reissue, term extended patent and patent applications ("Patents") in the Territory directly or indirectly claiming priority to or immediately derived from the patent applications licensed to Edesa under the Yissum Agreement and/or Cipher Agreement, as listed in Exhibit 1.37.

(ee)
"Licensed Products(s)" shall mean EB02, a topical anorectal formulation of Hyaluronic Acid (HA) conjugated with dipalmitoyl phosphotidyl-ethanolamine (DPPE), EB03, an anorectal suppository formulation of Hyaluronic Acid (HA) conjugated with dipalmitoyl phosphotidyl-ethanolamine (DPPE) licensed pursuant to the Yissum Agreement and EB04, a topical anorectal formulation of Levo-salbutamol licensed pursuant to the Cipher Agreement.

(ff)
"Licensed Technology" shall mean the Licensed Patents and the Licensed Know-How.

(gg)
"Losses" shall have the meaning set forth in Section 9.1.

(hh)
"Marketing Authorization" shall mean, with respect to the Territory, authorization from the Regulatory Authority necessary to commercially distribute, sell or market the Licensed Products in the Territory.

(ii)
"NDA" shall mean a New Drug Application, and which consists of at least a complete registration file in Common Technical Document (CTD) format.

jj)
"NDS" shall mean a New Drug Submission which consists of at least a complete registration file in Common Technical Document (CTD) format.

(kk)
"Net Sales" shall mean with respect to the Licensed Products for any period, means the gross amount invoiced and billed by Pendopharm or its Affiliates to unrelated Third Parties (excluding any Sublicensee) for the Product in the Territory, less:

(i)
Trade, quantity and cash discounts actually allowed or paid;

(ii)
Commissions, discounts, refunds, rebates (including wholesaler fees), chargebacks, retroactive price adjustments, and any other allowances actually allowed or paid which effectively reduce the net selling price;

(iii)
Actual Product returns and allowances;

(iv)
Any sales, use, excise, value added taxes or similar taxes measured by the billing amount, when included in billing;

(v)
Any freight, postage, shipping, and insurance charges related to delivery of the Product from an applicable warehouse, all to the extent included in the third party invoices; and

(vi)
Custom, import and export duties actually paid.

Any refund or reimbursement of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited to Net Sales, or adjusted through allowances, upon receipt thereof.

For greater certainty "Net Sales" shall not include (i) sales or transfers between members of the group comprised of Pendopharm, Sublicensees, and their Affiliates; (ii) provision of Product for the purpose of conducting Clinical Trials in order to obtain Regulatory Approvals; (iii) disposal of reasonable quantities of Licensed Products for promotional or advertising purposes or regulatory or governmental purposes, but not to exceed 5% of Gross Sales ; and (iv) transfers or dispositions of reasonable quantities of Licensed Products to patients unable to purchase the Licensed Products, but not to exceed 5% of Gross Sales.

Such amounts shall be determined from the books and records of Pendopharm or its Affiliates or Sublicensees, as applicable, maintained in accordance with IFRS, consistently applied, except where IFRS is not the standard, in which case whatever the accounting standard is in effect will be applied.

Once the Licensed Products are approved for sale in the Territory by the applicable Regulatory Authority, if the Licensed Products are sold as part of a bundled transaction and there is no individual price for the Licensed Products in the transaction documentation (agreement, invoice etc.), the amount to be included in Net Sales shall be determined based on the pro rata allocation of the amount invoiced for all products included in such bundled transaction, based on the average per unit net sales price (calculated for the Calendar Quarter being reported) for such Licensed Products and the average per unit net sales price (calculated for the Calendar Quarter being reported) for every other product included in such bundled transaction and the number of units of Licensed Products and every other product included in such bundled transaction.

(11)
"Pendopharm License" has the meaning ascribed to it in Section 5.2.

(mm)
"Pendopharm IP" shall have the meaning ascribed to it in Section 7.l(c).

(nn)
"Pendopharm IP Improvements" shall have the meaning ascribed to it in Section 7.1(d).

(oo)
"Parties" shall mean Pendopharm and Edesa and " " shall mean either one of them.

(pp)
"Payment" shall have the meaning set forth in Section 6.2(d).

(qq)
"Regulatory Approval" shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Products, including, where applicable, (i) pricing or reimbursement approval, (ii) pre- and post-approval marketing authorizations, (iii) labeling approval, (iv) technical, medical and scientific data.

(rr)
"Regulatory Authority" shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Development and exploitation of the Licensed Products.

(ss)
"Regulatory Documentation" shall mean all applications, registrations, licenses, authorizations and approvals, including all Regulatory Approvals, the US Data Package, all correspondence submitted to or received from Regulatory Authorities and all supporting documents and all clinical studies and tests relating to the Licensed Products and all data contained in any of the foregoing, including, if applicable, all investigational new drug applications, marketing authorization applications, regulatory drug lists, advertising and promotion documents, clinical data, adverse event files and complaint files.

(tt)
"Rest of the World" shall mean any country of the world other than the Territory.

(uu)
"Sublicensee" shall mean any Affiliate of Pendopharm or Third Party to whom Pendopharm has sublicensed its rights to the Licensed Products in accordance with Section 5.3.

(vv)
"Territory" shall mean Canada, including all provinces and territories.

(ww)
"Term" shall have the meaning set forth in Section 10.1.

(xx)
"Third Party" shall mean any person or entity other than Edesa or Pendopharm and their respective Affiliates.

(yy)
"Trademarks" shall have the meaning ascribed to it in Section 7.4.

(zz)
"US Data Package" shall mean all clinical and non-clinical data (including without limitation all Development, formulation and manufacturing information (including the open part of the Drug Master File), Information and Regulatory Documentation owned or Controlled by Edesa, to be used for the submission of an NDA to the U.S. Food and Drug Administration ("FDA") for obtaining Marketing Authorization for sale of the Licensed Products in the USA.

(aaa)
"Yissum Agreement" shall mean the exclusive license agreement between the Yissum Research Development Company and Edesa dated as of June 29, 2016.

ARTICLE 2
DEVELOPMENT AND DATA SHARING

2.1.
USA Development.

Edesa shall use reasonable commercial efforts to Develop the Licensed Products in the indications of hemorrhoids (with respect to EB02) and anal fissures (with respect to EB04) for the purposes of obtaining Regulatory Approval with the FDA.

2.2.
Provision of US Data Package.

On a Licensed Product by Licensed Product basis, Edesa agrees to provide Pendopharm with the US Data Package within sixty (60) Business Days of submission of the NDA to the FDA in the United States. Within the ninety (90) day period following the provision of the US Data Package to Pendopharm, Edesa will use reasonable efforts to answer potential questions Pendopharm may have and, upon Pendopharm' s request, provide any additional documents relating to the US Data Package that Edesa may have in its possession or Control.

2.3.
Acceptance to Proceed.

Within ninety (90) days of its receipt of the US Data Package , Pendopharm will, on a Licensed Product by Licensed Product basis, inform Edesa in writing if Pendopharm would like to proceed with the preparation and submission of a Marketing Authorization application for the Licensed Products to the competent Canadian Regulatory Authority ("Acceptance to Proceed").

2.4.
Failure to provide Acceptance to Proceed.

If Pendopharm does not provide Edesa with the Acceptance to Proceed within the period provided for in Section 2.3, Edesa will be entitled to, for the Licensed Product for which Pendopharm has not provided its Acceptance to Proceed, remove the Licensed Product from the scope of the license granted in this Agreement with immediate effect by giving written notice to Pendopharm, whereby all rights to that specific Licensed Product in the Territory granted to Pendopharm under this Agreement shall revert back to Edesa and Section 10.7(a) shall apply.

2.5.
Development Responsibility.

If Pendopharm declares Acceptance to Proceed, Pendopharm will be responsible for obtaining Marketing Authorization and any other Regulatory Approvals which may be required in the Territory for the sale and marketing of the Licensed Product in the Field and for generating any additional data which may be required for obtaining Marketing Authorization in the Territory at its own cost.

2.6.
Marketing Authorization Application.

Pendopharm shall, at the earliest possible time after receipt of the US Data Package from Edesa, discuss with the competent Canadian Regulatory Authority whether Marketing Authorization in the Territory can be obtained on the basis of the US Data Package or whether additional clinical studies have to be performed in the Territory. If no further clinical studies should be required, Pendopharm will, subject to Section 2.3, use reasonable efforts to submit a Marketing Authorization application for the Licensed Products to the competent Regulatory Authority in the Territory.

2.7.
Additional Clinical Studies and further Development.

(a)
Scope. If after discussions with the competent Regulatory Authorities in the Territory, Pendopharm is required to conduct further clinical studies or further Development, Pendopharm shall establish the scope and the design of any studies required in the Territory in order to obtain the Marketing Authorization for the Licensed Products, and shall seek Edesa prior written approval of the clinical studies or further Development, such consent shall not be unreasonably withheld or delayed.

(b)
Regulatory Approval. Subject to Section 2.9, Pendopharm shall use reasonable commercial efforts to initiate the clinical studies or further Development without delay.

(c)
Ownership of Data from Additional Clinical Studies. As between Pendopharm and Edesa, Pendopharm shall own all data arising from the additional clinical studies conducted or Development done by Pendopharm in the Territory and Pendopharm hereby agrees to assign all right, title and interest therein to Edesa at Termination in accordance with Section 10.7(a).

2.8.
Clinical Trial Material.

If Pendopharm determines that clinical studies shall be performed in the Territory, Edesa will supply the required clinical supply of the Licensed Products to Pendopharm at actual cost. Detailed supply terms and responsibilities of the Parties regarding quality will be agreed in a separate supply agreement prior to the commencement of the supply of Licensed Products to Pendopharm, with the proviso that such additional terms must reasonably enable Edesa to meet the terms agreed with Edesa's contract manufacturer.

2.9.
Data Sharing.

The Parties will establish a shared website for the exchange of the information in relation to the Licensed Products to be exchanged between the Parties pursuant to the terms of this Agreement. Edesa will commence providing information pertaining to the US Data Package to Pendopharm after completion of the proof of concept clinical trials for each of the products and as such information becomes available. Each Party shall provide to the other Party copies of all clinical and non-clinical data and other results and analyses with respect to any Development activities with respect to the Licensed Products in the Field, for each of the Licensed Products and when and as such data, results and analyses become available and as soon as reasonably practicable. Subject to Applicable Law in the relevant territory, the aforesaid obligation shall also include data generated by Edesa's licensees and/or Pendopharm's Sublicensees, but shall, for purposes of clarity, exclude any commercial information. Such clinical and non-clinical data shall be prepared in the English language and in a format generally accepted by Regulatory Authorities, such as the FDA, Health Canada and/or the EMA. Further, any clinical studies undertaken by or on behalf of a Party shall include consents and authorizations which allow release of all protected health information of the study participants to the other Party and its licensees to the extent permitted by the Applicable Law and such releases and/or authorizations shall contain language which makes it clear to the study participant that any information related to the Licensed Products shall be kept confidential. Each Party shall furnish to the other Party regularly, at least every half a year, reports including the clinical and non-clinical data generated by it in the preceding half a year. For the avoidance of doubt, both Parties agree to only enter into any agreements with Sublicensees and/or Third Parties if the Sublicensee/Third Party undertakes the same obligations regarding disclosure and access to clinical and non-clinical data as Pendopharm undertakes pursuant to this Agreement, in particular pursuant to the foregoing sentences.

2.10.
Pricing and Reimbursement Approvals.

Pendopharm shall be responsible for all pricing and reimbursement approval proceedings relating to the Licensed Products in the Territory.

2.11.
Regulatory Records.

Pendopharm and Edesa each shall maintain, or cause to be maintained, records of their respective Development activities with respect to the Licensed Products in the Field in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of their respective Development activities, and which shall be retained by such Party for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Not more than once in a Calendar Year, each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records of the other Party. A Party shall provide the other Party with such additional information regarding the Development activities in relation to this Agreement as such Party may reasonably request from time to time.

2.12.
Alliance Management pre-Commercialization.

After execution of this Agreement, Pendopharm and Edesa shall appoint one representative of each organization who will meet by teleconference at least two (2) times per year until the end of Phase III clinical trials in order to update each other on medical affairs and regulatory affairs and other relevant matters related to the Licensed Products in the Territory. Each party will use reasonable efforts to satisfy the requests of the other representative for access to specific information and documentation.

ARTICLE 3
REGULATORY

3.1.
Adverse Event Reporting.

Subject to the terms of this Agreement, no later than three (3) months before market launch in the Territory, Edesa and Pendopharm shall discuss and develop mutually acceptable guidelines and procedures for (a) the investigation, exchange, receipt, recordation, communication (as between the Parties) and exchange of Adverse Event Experience information and all other information required by either Party in order to meet its pharmacovigilance responsibilities and (b) for the handling of any oral or written communication of dissatisfaction regarding the identity, quality, durability, reliability or performance of the Licensed Products, including appearance, low fills, foreign materials, foreign product, defective packaging or defective labeling. "Adverse Event Experience" shall mean (i) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (ii) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use or occurring following administration, of the Licensed Products in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by the Licensed Products, including such an event or experience as occurs in the course of the use of the Licensed Products in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of the Licensed Products, and including those events or experiences that are required to be reported to any Regulatory Authority in the Territory.

3.2.
Recall of Licensed Products.

(a)
In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Licensed Products or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirm by email or facsimile), email or facsimile.

(b)
Pendopharm will use best efforts to withdraw the Licensed Products from the market without delay, if Edesa or any Regulatory Authority demands a recall of the Licensed Products in the Territory.

(c)
Pendopharm shall bear all reasonable costs of recall of the Licensed Products in the Territory except if such recall is due to Edesa's negligence or willful misconduct, in which event Edesa shall bear the costs of said recall. For the purpose of this Agreement, costs of a recall shall not include loss of profit of either Party.

ARTICLE 4
SUPPLY AND COMMERCIALIZATION

4.1.
Supply of Licensed Products.

Edesa will supply the Licensed Products to Pendopharm subject to the terms of a separate supply agreement, the terms of which shall be agreed by the parties in good faith, with the proviso that such additional terms must reasonably enable Edesa to meet the terms agreed with Edesa's contract manufacturer. On a product by product basis, the parties will enter into good faith negotiations within thirty (30) days of Edesa's receipt of Pendopharm's Acceptance to Proceed.

4.2.
Commercialization

(a)
General. Pendopharm shall have sole responsibility for the commercialization of the Licensed Products in the Territory, and all costs and expenses associated with its commercialization of the Licensed Products in the Territory shall be borne by Pendopharm. Pendopharm may, in its sole discretion, choose whether to commercialize the Licensed Products itself or, subject to Section 5.3, to collaborate with Affiliates, Sublicensees or distributors.

(b)
Compliance with Laws. Pendopharm shall comply in all material respects with all Applicable Law with respect to the commercialization of the Licensed Products in the Territory. In this regard, Edesa shall provide Pendopharm with all information required in order for Pendopharm to comply with the Patented Medicines Price Review Board (PMPRB) Regulations.

(c)
Alliance Management. After completion of a positive phase III clinical trial of at least one of the Licensed Products, Pendopharm and Edesa shall appoint one representative of each organization ("Alliance Manager") who will meet by teleconference at least two (2) times per year during the Term in order to update each other on commercial activities (including, but not limited to, marketing and reimbursement, sales performance, key market information, forecasts), medical affairs, regulatory affairs, and supply chain activities, changes, and plans relevant to the Licensed Products in the Territory. Each party will use reasonable efforts to satisfy the requests of the other Party's Alliance Manager for access to specific information and documentation.

(d)
Marketing and Promotion. Once Market Authorization has been granted for each of the Licensed Products, Pendopharm shall be responsible for:

(A)
the marketing and promoting the Licensed Products in the Territory, which shall include sales and marketing activities, managing tender processes and submissions (public, hospitals and federal programs), reimbursement activities, information exchange with Regulatory Authorities and customers.

(B)
communicating with customers, hospitals, pharmacies, payers and other health care professionals.

(C)
using commercially reasonable efforts for the commercialization of the Licensed Products.

(D)
the provision of all customer service, query handling, maintenance and development of customer data in the Territory.

(e)
Ownership of Customer Data. All customer data remains at all times the property of Pendopharm. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 10.3 by Edesa, Pendopharm shall transfer customer data to Edesa.

(f)
Training. Edesa shall have the right, at its own cost, to provide trainings to Pendopharm's sales representatives or product trainings, if Edesa considers this necessary or useful, the frequency and location of such trainings to be agreed on by the parties.

(g)
Marketing Material. Edesa will provide international marketing materials, to Pendopharm in electronic form. Pendopharm will be responsible for ensuring that said marketing materials comply with Applicable Law prior to using them in the Territory.

(h)
Conditions of Sale by Pendopharm. Pendopharm has sole responsibility for the terms and conditions of sale of the Licensed Products to customers in the Territory.

ARTICLE 5
GRANT OF LICENSE

5.1.
Grant of License Rights to Pendopharm.

During the Term of this Agreement, Edesa hereby grants to Pendopharm the following licenses:

(a)
an exclusive, royalty-bearing, non-sublicensable, non-transferable license to use the US Data Package and, to the extent referenced in the US Data Package, the Licensed Technology, for the sole purpose of preparing the Canadian data package to obtain Market Authorization for the Licensed Products to allow Pendopharm to distribute, market and sell Licensed Products in the Field in the Territory; and

(b)
the event Pendopharm obtains Market Authorization for such Licensed Products in the Territory, an exclusive, royalty-bearing, sublicensable, non-transferable license to distribute, market and sell the Licensed Products in the Field in the Territory.

(collectively, the "Edesa License").

5.2.
Grant of License Rights to Edesa.

During the term of this Agreement, Pendopharm hereby grants to Edesa, an exclusive, royalty-free, sub-licensable:

(a)
right to use the clinical trial data, if Development is required pursuant to Section 2.7; and

(b)
right to use and reproduce and amend the NDS, outside of the Territory. (collectively, the "Pendopharm License").

5.3.
Pendopharm Sublicenses.

(a)
Pendopharm shall have the right to sublicense its rights granted pursuant to Section 5.1(b), provided that the sublicense shall be at arm's length, conform to the terms hereof, and (A) if granted to Affiliates of Pendopharm, be notified to Edesa promptly after the grant of such sublicense and (B) if granted to any Third Parties, be subject to the prior written consent of Edesa, which consent shall not be unreasonably withheld, conditioned or delayed (C) each sublicense agreement will contain terms and conditions:

(i)
specifying that such written agreement terminates upon termination of this Agreement;

(ii)
consistent with the relevant terms and conditions of this Agreement protecting the rights of Edesa under this Agreement including imposing obligations of confidentiality on each such sublicensee;

(iii)
that assign and transfer all right, title and interest in and to any and all inventions or work product developed by such Sublicensee relating to the Licensed Products in the course of performing activities under such sublicense to Edesa;

(iv)
that do not impose any payment obligations or liability on Edesa without the prior written consent of Edesa;

(v)
that Pendopharm shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that Pendopharm is required to provide to Edesa pursuant to this Agreement which reports, Pendopharm shall have the right to provide to Edesa upon request;

(vi)
that Pendopharm shall provide Edesa with an executed copy of each sublicense agreement within five (5) Business Days of its execution.

5.4.
Retained Rights.

Except as expressly provided herein, the parties grant no other right or license to the other party, including any rights or licenses to the Licensed Patents, the Licensed Know-How, any other Patents or other Intellectual Property Rights, or any improvements to any of the foregoing.

ARTICLE 6
PAYMENTS

6.1.
Royalty Payments Pendopharm.

(a)
General. In consideration of the Edesa License provided hereunder, Pendopharm shall pay to Edesa a tiered royalty in the amounts set forth in Section (c) below on all Net Sales by Pendopharm or its Sublicensees of all Licensed Products in the Territory.

(b)
Royalty Term. Pendopharm's obligation to pay royalties shall expire, on a Licensed Product-by-Licensed Product basis, on the later to occur of:

(i)
13th anniversary of the First Commercial Sale of the Licensed Product in the Territory,

(ii)
the expiration date in the Territory of the last-to-expire Patent of the Licensed Patents relating to the Licensed Product,

(iii)
the expiration date of the applicable regulatory or data exclusivity covering the Licensed Product in the Territory,

(as applicable, the "Royalty Term").

(c)
Tiered Royalty Rate. Pendopharm will pay to Edesa royalties, on a Licensed Product by Licensed Product basis, at the following rates:

Annual Net Sales (Canadian dollars)	Royalty Rate
Aggregate annual Net Sales for each Licensed Product less than or equal to [ ] million Canadian dollars ($[ ])	[ ]% of Net Sales
Aggregate annual Net Sales for each Licensed Product greater than [ ] million Canadian dollars ($[ ]) and less than or equal to $[ ]	[ ]% of Net Sales
Aggregate annual Net Sales for each Licensed Product greater than [ ] million Canadian dollars ($[ ])	[ ]% of Net Sales

(d)
Royalty Payment Reports, Exchange Rates. From the date of First Commercial Sale of the Licensed Products until the expiration of the Term, Pendopharm shall within [thirty (30) days] after each Calendar Quarter pay to Edesa the royalties due under this Agreement for such Calendar Quarter and furnish to Edesa a written quarterly report showing: (i) the Net Sales of the Licensed Products sold by Pendopharm and its Sublicensees during the reporting period; and (ii) the royalties due thereon.

(e)
Generic Competition. At such time as a generic equivalent is available for sale in the Territory by a Third Party, Edesa authorizes Pendopharm and its Affiliates to market a generic [equivalent to be supplied] by Edesa ("Authorized Generic") in the Territory. The royalties payable by Pendopharm to Edesa for Authorized Generic will be equal to [  ] percent ([  ]%) of the Royalty Rates referred to in Section 6.l(c).

(f)
Taxes.

(i)
General. Any taxes, levies or other duties ("Taxes") paid or required to be withheld under the appropriate local tax laws by any one of the Parties ("Withholding Party") on account of monies payable to the other Party under this Agreement shall, be deducted from the amount of monies otherwise payable to the other Party under this Agreement and shall be paid or remitted to the applicable governmental authority within the time required by Applicable Law. The Withholding Party shall secure and send to the other Party within a reasonable period of time proof that any such Taxes required to be withheld by the Withholding Party have been duly paid or remitted for the benefit of the other Party.

6.2.
Audits, Audit Disputes.

(a)
Audits. Upon advance notice of not less than thirty (30) days, Pendopharm, following the First Commercial Sale of the Licensed Products, shall permit Edesa or an independent auditor designated by Edesa (each a "Representative") to have access during normal business hours to such books and records of Pendopharm as may be reasonably necessary to verify the accuracy of the royalty reports and other Payments described herein. Such audit will not be conducted more often that once in a calendar year.

(b)
Auditor's Fees. The fees charged by such auditor shall be paid by Edesa unless the audit discloses that the royalties or other Payments payable by Pendopharm for the audited period are underpaid by more than five percent (5%), in which case Pendopharm shall pay the reasonable fees and expenses charged by such auditor and, as the case may be, a further amount equal to the amount of the underpaid royalty or Payments plus interest. Any overpayment will be refundable or credited against future royalties. Pendopharm shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensees to make reports to Pendopharm, to keep and maintain books and records of sales made pursuant to such sublicense and to grant access to such books and records to Edesa's Representative to the same extent required of Pendopharm under this Agreement. Edesa agrees that all information subject to review under this Section 6.2 or under any sublicense agreement will be confidential and that Edesa will cause its Representative to retain all such information in confidence in accordance with the confidentiality provisions of Article 12.

(c)
Audit Dispute. In the event of a dispute regarding such books and records, including the amount of royalties and other Payments owed to Edesa hereunder, Edesa and Pendopharm shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for decision to a certified public accounting firm mutually selected by each Party's certified public accountants or to such other Third Party as the Parties shall mutually agree ("Expert"). The decision of the Expert shall be final and the costs of such decision as well as the initial audit shall be borne between the Parties in such manner as the Expert shall determine. Not later than ten (10) days after such decision and in accordance with such decision, Pendopharm shall pay the underpaid royalties and other Payments or Edesa shall reimburse such excess payments, as applicable.

(d)
Payment. All Payments to be made under this Agreement shall be made in CAD. Pendopharm shall pay interest to Edesa on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to one percent (I%) per month, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1.
Ownership of Existing IP, Inventions and Joint Inventions. Licenses.

(a)
Existing Edesa IP. As between the Parties, Edesa shall own or Control, all Information, Licensed Technology, Licensed Products and the US Data Package and any Intellectual Property Rights therein, existing on the Effective Date ("Existing IP").

(b)
Edesa IP Improvements All modifications or improvements to the Existing IP, conceived, prepared, developed or created either solely by Edesa, or jointly with Pendopharm, shall be the exclusive property of Edesa (the "Edesa IP Improvements"). Any Improvement shall be included within the definition of Licensed Know-How and shall become subject to the terms of this Agreement.

(c)
Pendopharm IP. As between the Parties, Pendopharm shall own or Control, the right to use the clinical trial data, if Development is required pursuant to Section 2.7, the Trademarks and any Intellectual Property Rights therein ("Pendopharm IP").

(d)
Pendopharm IP Improvements All modifications or improvements to the Pendopharm IP, conceived, prepared, developed or created either solely by Pendopharm, or jointly with Edesa, shall be the exclusive property of Pendopharm (the "Pendopharm IP Improvements"). Any Pendopharm IP Improvements shall be included within the definition of the Pendopharm License and shall become subject to the terms of this Agreement.

(e)
Ownership of Regulatory Approvals. As between Pendopharm and Edesa, Pendopharm shall own all right, title and interest in and to all Regulatory Approvals with respect to the Licensed Products in the Territory.

7.2.
Maintenance and Prosecution of Licensed Patents.

Edesa or its licensees, through patent attorneys or agents of its or their choice and at its or their sole cost and expense, shall have the right, but not the obligation, to file, obtain, prosecute and maintain the Licensed Patents and all foreign counterparts thereof owned or Controlled by Edesa on the Effective Date and at all times during the Term. With respect to the Territory, Edesa shall not, and shall perform reasonable endeavours to procure that its licensees other than Pendopharm, do not, abandon or cease the prosecution of any such application for a Licensed Patents or permit any registration of a Licensed Patents issuing therefrom to lapse without first notifying Pendopharm and permitting Pendopharm to continue the preparation, filing, prosecution and maintenance of such applications or registrations or pay any required fees in the name of Edesa, at Pendopharm's expense and through patent attorneys of its choice. Pendopharm shall not become an assignee of any Licensed Patent as a result of its continuing the prosecution or registration of a Patent or paying any fees according to this Section 0. If Pendopharm makes such expenses, Pendopharm shall have the right to deduct such expenses from any royalty payment to be made to Edesa pursuant to Section 6.1.

7.3.
Enforcement and Third Party Infringement Claims.

(a)
Rights and Procedures. A party shall notify the other party of any infringement, misappropriate or other violation of the Intellectual Property Rights of the other party of which it becomes aware. The other party may, at its sole discretion, bring proceedings or take such action as it may deem appropriate to stop any such infringement, misappropriate or other violation. If the other party does take any such action or proceedings, the parties shall cooperate at their own expense, in such action. The parties shall not be permitted to bring proceedings or take other actions in respect of infringement, misappropriation or violation of the other parties Intellectual Property Rights without the prior written consent of the other party.

(b)
Claims. If any third party commences an action or proceeding claiming the infringement, misappropriation or other violation of its Intellectual Property Rights by a party (a "Claim"), the parties shall immediately notify each other party once they become aware of the Claim. Each party shall, at its sole discretion, either defend any such Claim on its own, permit the other party to participate in the defence of any Claim, or permit the other party to defend such Claim on its own. Neither party shall settle any Claim without the prior written consent of the party. The parties shall cooperate at their own expense, in any such defence of a Claim.

7.4.
Trademarks.

Subject to Sections 10.4 and 10.5, Pendopharm shall be authorized to select the trademark(s) for the Licensed Products(s) in the Territory in accordance with Applicable Law and the requirements of the Regulatory Authority (the "Trademarks"). Pendopharm shall own the Trademarks and shall be solely responsible for the prosecution, registration and maintenance of the Trademarks.

7.5.
PM(NOC) Litigation.

Pendopharm shall have the first right to commence and control any application under the Patented Medicines (Notice of Compliance) Regulations ("PM(NOC)") in connection with the Licensed Products in the Territory. Accordingly, Edesa shall advise Pendopharm within thirty (30) days of any grant of any of its patents and/or patent applications with respect to the Licensed Products, subject to Edesa having learnt of said grant. In such case, Pendopharm shall be responsible for all legal costs it incurs in pursuing any such application, and Pendopharm shall be entitled to retain any award of costs granted in its favor. The Party who commenced and controlled such an application shall also have the sole obligation to defend any proceeding under Article 8 of the PM(NOC) in respect of a withdrawn, dismissed or discontinued application commenced by that Party under the PMNOC, including the obligations to pay all legal costs incurred in defending such proceeding and all awards of damages and costs made by the court. Edesa, at the request of Pendopharm, shall cooperate in all reasonable respects with Pendopharm in the pursuit or defense of such claims including, but not limited to, Edesa accepting to be added as a party to said application or claim where necessary.

7.6.
Patent Registry.

Edesa shall consult and cooperate with Pendopharm with a view to obtaining issued Licensed Patents that meet the criteria for listing on the Patent Register of Health Canada pursuant to the Patented Medicines (Notice of Compliance) Regulations ("Patent List"). Edesa consents to Pendopharm including any such issued Licensed Patents on the Patent List for the Licensed Products and will provide any necessary assistance to Pendopharm in order to list the issued Licensed Patents in a timely manner.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1.
Representation and warranties of Edesa.

Edesa hereby represents and warrants to Pendopharm that, as of the Effective Date and unless otherwise set forth below, at all times during the Term:

(a)
Edesa has the full right, power and authority to enter into this Agreement, to perform its obligations under this Agreement and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation, including the Yissum Agreement or the Cipher Agreement, or a court or administrative order by which Edesa is bound.

(b)
all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Edesa as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(c)
Edesa does not have any current knowledge that would cause any of its representations or warranties to Pendopharm to be incorrect or untrue.

(d)
to the knowledge of Edesa, neither Edesa nor any of its Affiliates, nor any of its employees or agents (i) is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal, state or provincial health care program; (ii) has been convicted of or had a civil judgment rendered against it for commission of fraud or a criminal offense; and (iii) is presently indicted for or otherwise criminally or civilly charged by a governmental entity or agency with commission of any of the offenses set out in this paragraph.

(e)
Edesa shall, and shall cause its Affiliates and agents to, comply with laws, rules, regulations and guidelines and related to the performance of its obligations hereunder and applicable including the Food and Drugs Act (Canada) and its regulations promulgated thereunder.

(f)
Edesa has, and shall maintain during the Term, facilities, personnel, experience and expertise sufficient in quality and quantity to perform its obligations hereunder and it shall so perform with reasonable due care and in conformity with current generally accepted industry standards and procedures applicable in the Territory.

(g)
Edesa shall comply during the Term of this Agreement, at its sole cost and expense, with all Applicable Law in force in the Territory pertaining to and in relation to Edesa's activities with regard to the Licensed Products and the performance of its obligations under this Agreement.

(h)
to Edesa Knowledge, as of the Effective Date, there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation or investigation proceeding, pending or threatened against Edesa that could materially and adversely affect the ability of Edesa to carry out its obligations under this Agreement.

(i)
Edesa shall immediately notify Pendopharm if, at any time during the Term of this Agreement, Edesa becomes aware that it, or any of its Affiliates is convicted of an offense that would subject Pendopharm or Edesa to exclusion, suspension or debarment from any program in relation to the activities contemplated under this Agreement.

(j)
Edesa takes all commercially reasonable precautions, in line with industry norms, to protect its confidential information and intellectual property from unauthorized disclosure.

8.2.
Representation and warranties of Pendopharm.

Pendopharm hereby represents and warrants to Edesa that as of the Effective Date and, unless otherwise set forth below, at all times during the Term:

(a)
Pendopharm has the full right, power and authority to enter into this Agreement, to perform its obligations under this Agreement and the fulfillment of its obligations and performance of its activities hereunder.

(b)
all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by Pendopharm as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(c)
Pendopharm does not have any current knowledge that would cause any of its representations or warranties to Edessa to be incorrect or untrue.

(d)
to the knowledge of Pendopharm, neither Pendopharm nor any of its Affiliates, nor any of its employees or agents (i) is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal, state or provincial health care program; (ii) has been convicted of or had a civil judgment rendered against it for commission of fraud or a criminal offense; and (iii) is presently indicted for or otherwise criminally or civilly charged by a governmental entity or agency with commission of any of the offenses set out in this paragraph.

(e)
Pendopharm shall, and shall cause its Affiliates and agents to, comply with laws, rules, regulations and guidelines and related to the performance of its obligations hereunder and applicable including the Food and Drugs Act (Canada) and its regulations promulgated thereunder.

(f)
Pendopharm has, and shall maintain during the Term, facilities, personnel, experience and expertise sufficient in quality and quantity to perform its obligations hereunder and it shall so perform with reasonable due care and in conformity with current generally accepted industry standards and procedures applicable in the Territory.

(g)
Pendopharm shall comply during the Term of this Agreement, at its sole cost and expense, with all Applicable Law in force in the Territory pertaining to and in relation to Pendopharm's activities with regard to the Licensed Products and the performance of its obligations under this Agreement.

(h)
to Pendopharm's Knowledge, as of the Effective Date, there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation or investigation proceeding, pending or threatened against Pendopharm that could materially and adversely affect the ability of Pendopharm to carry out its obligations under this Agreement.

(i)
Pendopharm shall immediately notify Edessa if, at any time during the Term of this Agreement, Pendopharm becomes aware that it, or any of its Affiliates is convicted of an offense that would subject Edesa or Pendopharm to exclusion, suspension or debarment from any program in relation to the activities contemplated under this Agreement.

(j)
Pendopharm takes all commercially reasonable precautions, in line with industry norms, to protect its confidential information and intellectual property from unauthorized disclosure.

(k)
Pendopharm shall only use Confidential Information, Information and Regulatory Documentation within the Territory in accordance with the terms and conditions of this Agreement.

8.3.
No Reliance by Third Parties.

The representations and warranties of each Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

ARTICLE 9
INDEMNIFICATION

9.1.
Pendopharm Indemnity Obligations.

PendopharmPendopharm agrees to defend, indemnify and hold Edesa, its Affiliates, its sub-contractors and its licensees and their respective directors, officers, employees and agents (each a "Edesa Indemnity Party") harmless against any and all claims, suits, judgments, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) (collectively, "Losses") resulting from or arising out of (i) the negligence or willful misconduct on the part of PendopharmPendopharm, its Affiliates, sub-contractors and Sublicensees and their respective directors, officers, employees and agents (each a "PendopharmPendopharm Indemnity Party") in relation to the carrying out of this Agreement, (ii) the negligent or willful breach by a Pendopharm Indemnity Party of any terms of this Agreement, or (iii) the breach, whether negligent or not, of any of Pendopharm's representations and warranties in Article 8 of this Agreement by a PendopharmPendopharm Indemnity Party, except for those Losses which Edesa has an obligation to indemnify a PendopharmPendopharm Indemnity Party pursuant to Section 9.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability, and provided further that Pendopharm shall not be obligated to indemnify any Edesa Indemnity Party for any Losses to the extent such Losses arise as a result of negligence or willful misconduct on the part of such Edesa Indemnity Party.

9.2.
Edesa Indemnity Obligations.

Edesa agrees to defend, indemnify and hold Pendopharm, its Affiliates, its sub-contractors and its Sublicensees and their respective directors, officers, employees and agents harmless against any and all Losses resulting from or arising out of (i) the negligence or willful misconduct on the part of any Edesa indemnity Party in relation to the carrying out of this Agreement, (ii) the negligent or willful breach by a Edesa Indemnity Party of any terms of this Agreement, or (iii) the breach, whether negligent or not, of any of Edesa's representations and warranties in Article 8 of this Agreement by an Edesa Indemnity Party, except for those Losses which Pendopharm has an obligation to indemnify a Edesa Indemnity Party pursuant to Section 9.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability, and provided further that Edesa shall not be obligated to indemnify any Pendopharm Indemnity Party for any Losses to the extent such Losses arise as a result of negligence or willful misconduct on the part of such Pendopharm Indemnity Party.

9.3.
Survival.

The indemnification obligations set forth in this Article 9 shall survive the termination or expiration of this Agreement and remain in full force and effect for a term ending three (3) years after the end of the shelf life of the last Licensed Products sold by Pendopharm, its Affiliates or a Sublicensee in relation to any claim based on events which occur during the Term hereof.

9.4.
Limitation of Liability.

TO THE FULL EXTENT ALLOWED BY LAW THE PARTIES EXCLUDE ANY LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR OTHER SIMILAR OR LIKE DAMAGES OR DAMAGES FOR LOSS OF PROFITS, REVENUES OR DATA, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

9.5.
Indemnification Claims

(a)
Notice of Claim. All indemnification claims in respect of a Party, its Affiliates and Sublicensees and their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement ("Indemnified Party"). The Indemnified Party shall give the indemnifying Party prompt written notice ("Indemnification Claim Notice") of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 9.1 or 9.2, as applicable. In no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all notices and documents received in respect of any Losses and claims asserted by Third Parties ("Third Party Claims").

(b)
Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party's receipt of an Indemnification Claim Notice or such shorter delay as may be required in order to ensure a timely response to any Third Party Claims. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, and nothing shall constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party's claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.S(c), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including reasonable attorneys' fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

(c)
Right to Participate in Defense. Without limiting Section 9.S(b) above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless, subject to any potentially required consent of an insurer, if applicable, (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.5(b) or has assumed defence and then failed to diligently defend the Third Party Claim (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

(d)
Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. Notwithstanding the foregoing, in such a case the indemnifying Party agrees to consult with the Indemnified Party in good faith in relation to any settlement. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.5(b), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)
Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and documented out-of-pocket expenses in connection therewith.

ARTICLE 10
TERM AND TERMINATION

10.1.
Term.

This Agreement will enter into effect on the Effective Date and remain in effect until expiration as described in Section 6.1(b) or until termination in accordance with Sections 10.2 to 10.6 hereof.

10.2.
Termination by Pendopharm.

Pendopharm shall have the right to terminate this Agreement upon one-hundred and twenty (120) days prior written notice to Edesa.

10.3.
Termination by Edesa

Edesa shall have the right to terminate this Agreement upon thirty (30) days written notice to Pendopharm, in the event Edesa (i) is unable to recruit the requisite number of participants in the proof of concept clinical study or (ii) the proof of concept clinical study is unable to be completed due to a failure of obtaining the required approval (e.g. ethics board approval) or has been terminated due to concerns regarding the safety of participants following the use of the Licensed Products.

10.4.
Termination for Material Breach.

If either Party commits a material breach of this Agreement, the other Party shall have the right to terminate this Agreement by giving written notice to the breaching Party in sufficient detail to ascertain and respond to the alleged breach. Termination shall take effect sixty (60) days after receipt of such notice by the breaching Party unless within the same time period the breach has been cured.

10.5.
Liquidation, Bankruptcy, Insolvency.

To the extent permitted under Applicable Law, if one of the Parties shall go into liquidation, other than for the purpose of a bona fide reorganization, or a receiver or trustee be appointed for its property or estate, or if such Party files for a voluntary petition in bankruptcy or application for insolvency or is adjudged bankrupt or insolvent, and whether or not any of the aforesaid acts be the outcome of a voluntary act of that Party, the other Party shall be entitled to terminate this Agreement forthwith by written notice to the first Party.

10.6.
Termination of the Yissum or the Cipher Agreement

a)
In the event that the Yissum Agreement is terminated and Edesa no longer controls the Licensed Products identified as EB02 and EB03, this Agreement will immediately terminate in respect ofEB02 and EB03 upon receipt of written notice from Edesa to Pendopharm.

b)
In the event that the Cipher Agreement is terminated and Edesa no longer controls the Licensed Product identified as EB04, this Agreement will immediately terminate in respect 0£ EB04 upon receipt of written notice from Edesa to Pendopharm of such termination.

10.7.
Effects oi Termination.

(a)
With the exception of termination pursuant to Section 10.4 where Pendopharm is the breaching party, the following shall occur in the event of termination pursuant to Sections 10.2 to 10.6:

(i)
the Edesa License and the Pendopharm License shall terminate immediately;

(ii)
Pendopharm shall cease all sales of the Licensed Products within 90 days from the date of termination;

(iii)
Pendopharm shall assign and set over to Edesa, all right, title and interest in the Pendopharm IP, the Pendopharm IP Improvements and the Regulatory Approvals in the Territory;

(iv)
Pendopharm shall provide to Edesa, at its own expense, any and all documents, Information, data files, records, and other materials, relevant for the Development, manufacture and commercialization of the Licensed Products in the Territory in its possession, and all Confidential Information and other data, files, records and other materials received from Edesa, provided, however, that Pendopharm shall be permitted to retain one (1) copy of such Confidential Information and other materials for the sole purpose of performing any continuing obligations hereunder or for archival purposes. All retained Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 12.l(a).

(b)
In the event of termination pursuant to Section 10.4 where Edesa is the breaching party, the following shall occur at Termination:

(i)
the Edesa License and the Pendopharm License shall terminate immediately;

(ii)
each Party shall return all Confidential Information and all other Information, data, files, records and other materials received from the other Party required to commercialize the Licensed Products in the Territory, in accordance with Section 12.3 hereof.

(c)
In the event of termination pursuant to Section 10.6 (a), the provisions of this Agreement shall remain in full force and effect in respect of the Licensed Product identified as EB04. Similarly, in the event of termination pursuant to Section 10.6 (b), the provisions of this Agreement shall remain in full force and effect in respect of the Licensed Products identified as EB02 and EB03.

(d)
Surviving Provisions. In any event, any termination or expiration of this Agreement, shall be without prejudice to:

(i)
the confidentiality rights and obligations under Article 12 that survive termination or expiration;

(ii)
any other rights or remedies which either Party may then or thereafter have hereunder; and

(iii)
either Party's obligation to make any payments due pursuant to this Agreement which accrue prior to termination or expiration, and at the time of termination or expiration, all such payments due shall be made in full within forty-five (45) days unless the Parties agree otherwise.

ARTICLE 11
FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or be in breach of this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, earthquakes, embargoes, epidemics, war, acts of war, terrorist acts, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, act of God or acts, omissions or delays in acting by any Regulatory Authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. The affected Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure, stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effects. In the event that such force majeure event (i) lasts for more than one hundred eighty (180) days and (ii) has a material adverse effect on the performance of the obligations of the affected Party, the non-affected Party shall have the right to terminate this Agreement upon written notice to the affected Party.

ARTICLE 12
CONFIDENTIALITY

12.1.
Nondisclosure Obligations.

(a)
General. At all times during the term of this Agreement and for a period of ten (10) years thereafter, either Party ("Receiving Party") shall, and shall cause its officers, directors, employees and agents to, keep strictly confidential, and not publish or otherwise disclose, and not use for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party ("Disclosing Party"), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of the Receiving Party's obligations hereunder and provided that such disclosure is made on a need-to-know basis on conditions that the party to which such disclosure is made, prior to the disclosure of the Confidential Information, signed a written confidentiality agreement under which it undertakes  to keep the Confidential Information confidential for the same time periods and to the same extent as provided for under this Agreement. "Confidential Information" shall mean any information provided by one Party to the other Party relating to the terms of this Agreement and the collaboration of the Parties hereunder, including any Information relating to the Licensed Technology, the Development or commercialization of the Licensed Products, the Marketing Authorizations and other Regulatory Approvals, or the scientific, regulatory or business affairs or other activities of either Party to the extent, permitted under Applicable Law. The US Data Package and all other data and information resulting from clinical studies shall be the Confidential Information of the Party that owns such data and information.

(b)
Limitations. The obligation not to use and disclose Confidential Information shall not apply to any part of such Confidential Information that can be shown by written documents:

(i)
is, at the time of disclosure by the Disclosing Party to the Receiving Party or thereafter becomes part of the public domain other than by unauthorized acts of the Receiving Party;

(ii)
has been disclosed to the Receiving Party by a Third Party, provided such Third Party was in lawful possession of the Confidential Information and was under no confidentiality obligation vis-a-vis the Disclosing Party;

(iii)
prior to disclosure by the Disclosing Party, was already in the legal possession of the Receiving Party; provided such Confidential Information was not obtained directly or indirectly from the Disclosing Party pursuant to another confidentiality agreement between the Parties;

(iv)
has been independently developed by the Receiving Party without any reference to the Disclosing Party's Confidential Information;

(c)
In addition to the foregoing limitations, Confidential Information can be disclosed:

(i)
to government or other Regulatory Authorities to the extent that such disclosure is reasonably necessary to obtain an issuance of a Licensed Patent or Regulatory Approvals and Marketing Authorizations for and to Commercialize the Licensed Products, provided that the Receiving Party notifies the Disclosing Party reasonably in advance of such disclosure; or

(ii)
pursuant to interrogatories, requests for information or documents, subpoena, court order, civil investigative demand issued by a court or governmental agency or as otherwise required by Applicable Law, provided that, to the extent reasonably practicable, the Receiving Party notifies the Disclosing Party immediately upon receipt thereof and grants the Disclosing Party the possibility to seek legal protection against such disclosure and limits the scope of disclosure to that portion of the Confidential Information that is legally required to be disclosed.

12.2.
Terms. Publications. Press Release.

(a)
Terms of this Agreement, Press Release.

(i)
Edesa and Pendopharm each agree not to disclose any terms or conditions of this Agreement or the Agreement as such to any Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, except as required by Applicable Law.

(ii)
Neither Party shall originate any publicity, news release or public announcement, written or oral relating to this Agreement, including its existence or the negotiations without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as required by Applicable Law or the rules of a stock exchange.

12.3.
Return oi Confidential Information.

Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights hereunder: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party's expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes as well as electronic copies which are automatically generated by computer systems during back up procedures. All retained Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 12.1.

ARTICLE 13
MISCELLANEOUS

13.1.
Entire Agreement.

This Agreement together with the Exhibits hereto contains the entire understanding of the Parties with respect to the subject matter hereof. All prior express or implied agreements and understandings, either oral or written, are superseded by this Agreement. This Agreement may be amended and the written form requirement set forth herein may be waived only by a written instrument duly executed by all Parties hereto.

13.2.
Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(a)
Assignment. Neither Party may assign any of its rights or benefits under this Agreement, or transfer any of its duties or obligations, in whole or in part, except with the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement to an Affiliate without the consent of the other Party, provided that such assigning Party shall at all times remain liable for the assignee's compliance with the terms of this Agreement.

(b)
Effects. Any assignment or transfer by a Party other than in accordance with the terms hereof shall be null and void and shall entitle the other Party to terminate this Agreement with immediate effect.

13.3.
Notice.

Any notice required or permitted hereunder shall be in writing, shall refer specifically to this Agreement, and shall be delivered personally by hand, by an overnight courier service or by facsimile transmission, and shall be addressed to the Party to whom it is to be given at the address or facsimile number shown below:

If to Pendopharm:	Pendopharm, a division of Pharmascience Inc.
6111 Royalmount Avenue, Suite 100
Montreal, Quebec, H4P 2T4

Attention: Vice-President, Pendopharm
Fax No.: 514-807-9483

with a copy to:	General Counsel and Corporate Secretary
Fax No.: (514) 342-3654

If to Edesa:	Edesa Biotech Inc.
100 Spy Court, Markham, Ontario, L3R 5H6

Attention: CEO
Fax No.: 905-475-9962

with a copy to:	●
Fax No.: ●

Each Party may, at any time, substitute for its previous record address any other address by giving prior written notice of the substitution in accordance with this Section 13.3. Any such notice shall be deemed to have been given and received on the date of delivery, if received prior to 5:00 p.m. local time, on a Business Day. If the notice is received after 5:00 p.m., local time on a Business Day, or is received on a day which is not a Business Day, then such notice shall be deemed to have been given and received on the first Business Day thereafter.

13.4.
Waiver.

The failure of either Party to insist upon the strict performance of any provisions hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default; the election by either Party of any particular right or remedy shall not be deemed to exclude any other; and all rights and remedies shall be cumulative.

13.5.
Severability.

In the event any provisions of this Agreement are or become invalid or unenforceable the remaining provisions of this Agreement shall remain in effect. The invalid or unenforceable provisions shall be replaced by a valid or enforceable one which most closely reflects the original commercial intent of the Parties.

13.6.
Governing Law and Dispute Resolution.

(a)
Laws. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada which apply therein, without regards to any conflict of law provisions.

(b)
Dispute Resolution. Any dispute, disagreement, controversy or claim arising out of or relating to this Agreement, shall be exclusively submitted to the courts of the Province of Quebec, Canada.

13.7.
Non-Solicitation.

During the Term and for a period of two (2) years thereafter, neither Party shall actively recruit or solicit any employee of the other Party or its Affiliates. For the avoidance of doubt, nothing shall limit a Party from engaging in general recruitment efforts through advertisements so long as the employees of the other Party and its Affiliates are not specifically targeted in such recruitment effort.

13.8.
Independent Contractors.

It is expressly agreed that Edesa and Pendopharm shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Edesa nor Pendopharm shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

13.9.
Mutual Cooperation.

Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all action or do or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (in each case, to the extent that the same is within the control of such Party).

13.10.
Further Assurances.

Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

13.11.
Language.

The parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English. Les parties aux presentes ont expressement exige que la presente convention et tous les documents et avis qui y sont afferents soient rediges en anglais.

13.12.
Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

For and on behalf of

PENDOPHARM, A DIVISION OF PHARMASCIENCE INC.

By:	/s/ David Goodman
Name: David Goodman

Title: CEO

For and on behalf of

EDESA BIOTECH INC.

By:	/s/ Pardeep Nijhawan
Name: Pardeep Nijhawan

Title: CEO

EXHIBIT 1.37

Edesa Licensed Patents (as of July 31, 2017)

CA 2,558,416

CA 2,834,918

CA 2,761,590

CA 2,604,758